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                                     NEWS RELEASE



For Further Information:

James K. Schuler         President & CEO               (808) 521-5661
Pamela S. Jones          Senior Vice President         (808) 521-5661
                         of Finance & CFO



FOR RELEASE: Tuesday, May 6, 1998; 8:00 A.M. EASTERN

SCHULER HOMES, INC. CONSUMMATES RULE 144A OFFERING OF $100 MILLION OF 9.0% SENIOR NOTES DUE 2008

Honolulu, Hawaii -- Schuler Homes, Inc. (NASDAQ: SHLR) announced today that it has consummated its offering of $100 million aggregate principal amount of 9.0 % Senior Notes due 2008. Schuler Homes made the offering pursuant to Rule 144A of the Securities Act of 1933, as amended. The Senior Notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Schuler Homes expects to use the proceeds from the offering to repay certain indebtedness of the company and for general corporate purposes.

Schuler Homes designs, constructs, markets and sells single-family residences, townhomes and condominiums primarily to entry-level and first-time move-up buyers. The company operates in five geographic markets: Colorado, Hawaii, Northern California, Oregon and Washington.


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